UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                     FORM 4



                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940



[   ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*



SAPAC Corporation Ltd.
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   (Last)                           (First)             (Middle)



Cerrito 461, Piso 4, P.O. Box 531, Correo Central
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                                    (Street)



Montevideo                          Uruguay             11000
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   (City)                           (State)              (Zip)



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2. Issuer Name and Ticker or Trading Symbol


deCode genetics, Inc. ("DCGN")

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3. IRS or Social Security Number of Reporting Person (voluntary)





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4. Statement for Month/Year


7/00

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5. If Amendment Date of Original (Month/Year)




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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

               -------------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)


   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person


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
====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of                                           |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                                 |            |            |                                |              |6.        |           |
                                 |            |            | 4.                             |5.            | Owner-   |           |
                                 |            |            | Securities Acquired (A) or     | Amount of    | ship     |           |
                                 |            | 3.         | Disposed of (D)                | Securities   | Form:    |7.         |
                                 |2.          | Transaction| (Instr. 3, 4 and 5)            | Beneficially | Direct   | Nature of |
                                 |Transaction | Code       | -------------------------------| Owned at End | (D) or   | Indirect  |
1.                               |Date        | (Instr. 8) |               | (A) |          | of Month     | Indirect | Beneficial|
Title of Security                |(Month/Day/ | -----------|     Amount    | or  |  Price   | (Instr. 3    | (I)      | Ownership |
(Instr. 3)                       |Year)       |  Code  | V |               | (D) |          | and 4)       | (Instr.4)| (Instr. 4)|
----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                     |  7/17/00   |   C    |   |     555,556   |  A  |    $4.00 |              |     D   |            |
                                 |            |        |   |               |     |          |              |         |            |
                                 |  7/17/00   |   C    |   |   3,511,111   |  A  |     N/A  |              |     D   |            |
                                 |            |        |   |               |     |          |              |         |            |
                                 |  7/17/00   |   P    |   |     120,000   |  A  |   $18.00 |   4,186,667  |     D   |            |
                                 |            |        |   |               |     |          |              |         |            |
===================================================================================================================================


====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================
             |        |        |      |               |                 |                       |        |9.       |10.     |      |
             |        |        |      |               |                 |                       |        |Number   |Owner-  |      |
             |        |        |      |               |                 |                       |        |of       |ship    |      |
             |2.      |        |      |               |                 |                       |        |Deriv-   |Form of |      |
             |Conver- |        |      | 5.            |                 |7.                     |        |ative    |Deriv-  |11.   |
             |sion    |        |      | Number of     |                 |Title and Amount       |        |Secur-   |ative   |Nature|
             |or      |        |      | Derivative    |6.               |of Underlying          |8.      |ities    |Secur-  |of    |
             |Exer-   |        |4.    | Securities    |Date             |Securities             |Price   |Bene-    |ity:    |In-   |
             |cise    |3.      |Trans-| Acquired (A)  |Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct  |direct|
             |Price   |Trans-  |action| or Disposed   |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or  |Bene- |
1.           |of      |action  |Code  | of (D)        |(Month/Day/Year) |             |Amount   |ative   |at End   |In-     |ficial|
Title of     |Deriv-  |Date    |(Instr| (Instr. 3,    |-----------------|             |or       |Secur-  |of       |direct  |Owner-|
Derivative   |ative   |(Month/ |8)    | 4 and 5)      |Date    |Expira- |             |Number   |ity     |Month    |(I)     |ship  |
Security     |Secur-  |Day/    |------| ------------  |Exer-   |tion    |             |of       |(Instr. |(Instr.  |(Instr. |(Instr|
(Instr. 3)   |ity     |Year)   |Code|V|  (A)  | (D)   |cisable |Date    |Title        |Shares   |5)      |4)       |4)      |4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
             |        |        |    | |       |       |        |        |             |         |        |         |        |      |
Warrant      |        |        |    | |       |       | 5/20/99|5/20/09 |Common Stock |  55,556 |  $3.00 |  55,556 |   D    |      |
             |        |        |    | |       |       |        |        |             |         |        |         |        |      |
Warrant      |        |        |    | |       |       | 2/5/99 |2/5/08  |Common Stock |  55,555 |  $3.00 |  55,555 |   D    |      |
             |        |        |    | |       |       |        |        |             |         |        |         |        |      |
Warrant      |        |        |    | |       |       | 2/2/98 |2/1/07  |Common Stock | 250,000 |  $2.00 | 250,000 |   D    |      |
             |        |        |    | |       |       |        |        |             |         |        |         |        |      |
Warrant      | $4.00  |6/30/00 | C  | |   A   |       |6/30/00 |6/30/09 |Preferred    |  55,556 |  $4.00 |  55,556 |   D    |      |
             |        |        |    | |       |       |        |        |Stock        |         |        |         |        |      |
             |        |        |    | |       |       |        |        |             |         |        |         |        |      |
Series C     | $4.00  |6/30/00 | C  | |   A   |       |        |        |Common Stock | 555,556 |  $4.00 | 555,556 |   D    |      |
Preferred    |        |        |    | |       |       |        |        |             |         |        |         |        |      |
Stock        |        |        |    | |       |       |        |        |             |         |        |         |        |      |
====================================================================================================================================
Explanation of Responses:




                                                                               SAPAC Corporation Ltd.

                                                                               /s/ Augusto Berta                        08/01/00
                                                                               --------------------------------     --------------
                                                                               **Signature of Reporting Person           Date
**Intentional misstatements or omissions of facts constitute                   Name: Augusto Berta
Federal Criminal Violations. See 18 U.S.C. 1001 and 15
U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see
Instruction 6 for procedure.

Potential persons who are to respond to the collection of
information contained in this form are not required to
respond unless the form displays a currently valid OMB
Number.
                                                                                                                       Page 2
                                                                                                               SEC 1474 (7-96)